Exhibit 4.63

Exclusive Asset Purchase Option Agreement

This Exclusive Asset Purchase Option Agreement (the “Agreement”) is made and entered into on March 18, 2014 (“Effective Date”), by and between:

1.	Shanghai Lanlin Bio-technology Co., Ltd ( hereinafter referred to as “Existing Shareholder”)

Address: Room 511, Building No. 86, No.700 Yishan Road, Shanghai, PRC

Legal Representative: WANG Minsheng

2.	Shanghai Zhengtu Information Technology Co., Ltd (hereinafter referred to as “WFOE”)

Address: 2FL, Building No.29, No.396 Guilin Road, Shanghai, PRC

Legal Representative: LIU Wei

3.	Shanghai Giant Network Technology Co., Ltd (hereinafter referred to as “Company”)

Address: Room 708, Building No.29, No. 396 Guilin Road, Shanghai, PRC

Legal Representative: FEI Yongjun

(hereinafter, either party is referred to as “Party” respectively and “Parties “collectively)

WHEREAS,

(1)	The Company has determined that it desires to sell and transfer its assets to the WFOE, and the WFOE desires to purchase and acquire such assets. The Existing Shareholder who hold 80% of the Company’s equity interests is hereby agree to such transfer;

(2)	In order to realize the above mentioned transfer, the Company grants an exclusive and irrevocable asset purchase option to the WFOE, according to which, the Company shall, upon the request of the WFOE, transfer its asset to the WFOE or any other entities designated by the WFOE to the extent permitted by the Chinese Law.

NOW, THEREFORE, based on mutual consents, the Parties agrees as follows:

Article 1 Definition

1.1	Unless otherwise provided herein, the following terms shall have the meanings as set forth below:

“Chinese Law” means all the laws, administrative regulations, local regulations, judicial interpretations and other binding normative documents then in effect in the People’s Republic of China.

“Asset Purchase Option” means the right granted by the Company to the WFOE to purchase any of the Company’s assets in accordance with terms and conditions of this Agreement.

“Transferred Asset” means the Company’s assets that shall be transferred to the WFOE or any entities designated by the WFOE when the WFOE exercise its Asset Purchase Option according to Article 3 of this Agreement. The Transferred Assets could be all or party of the Company’s Assets depending on the WFOE’s business consideration and subject to the provisions of Chinese Law then in effect.

“Exercise” means the fact that WOFE exercise its Asset Purchase Option.

“Transfer Price” means all the remuneration paid by the WFOE to the Company in order to acquire the Company’s asset when exercising WFOE’s Asset Purchase Option.

“Business Licenses” mean all the approvals, permissions, registrations, records necessary for the Company to operate in its business as a legal and valid entity, including but not limited to Enterprise Legal Person Business License, Tax Registration Certificate, Value-added Telecommunications Business License, Internet Vulture Operation License, Internet Publishing License and other related licenses that may be required in accordance with Chinese Law then in effect.

“Significant Agreements” mean the kind of agreements to which the Company is a party and the content of which will have significant influence upon the business or assets of the Company, including but not limited to the Supplementary Agreement to Exclusive Technology Consulting and Service Agreements, the Online Game Distribute and License Agreements that entered into by and between the Company and the WFOE and any other significant agreements concerning the Company’s business.

“Notice of Exercise” has the meaning set forth in Article 3.5 hereunder.

“Confidential Information” has the meaning set forth in Article 9.1 hereunder.

“Breaching Party” has the meaning set forth in Article 12.1 hereunder.

“Breach of Contract” has the meaning set forth in Article 12.1 hereunder.

“Right of a Party” has the meaning set forth in Article 13.5 hereunder.

1.2	Reference to any Chinese law under this Agreement shall also include reference to (1) amendments, modifications, supplements and renewals, whether such documents has become effective before or after the Effective Date of this Agreement; and (2) other decisions, notifications and rules that formulated according to the aforementioned documents

1.3	Except as otherwise provided in this Agreement, reference as to Articles, Sections, Items, and Passages shall mean the relevant provisions in this Agreement.

Article 2 Grant of Option

2.1 The Company hereby agrees to grant WFOE an irrevocable, unconditional and exclusive option to purchase the Company’s assets according to which, the WFOE is entitled to have the Company to transfer part or all of the Company’s assets to the WFOE or any entities designated by the WFOE in accordance with the terms and conditions herein and to the extent permitted by Chinese Law.

2.2 The Existing Shareholder hereby agrees to the option granted to the WFOE by the Company according to Article 2.1 above and other provision herein.

Article 3 Method of Exercise

3.1	Subject to the terms and conditions herein and to the extent permitted by Chinese Law, the WFOE shall have the absolute right to decide the time, method and frequency to exercise the Asset Purchase Option.

Notwithstanding the forgoing, the WFOE shall exercise the Asset Purchase Option under this Agreement as soon as it can directly operate its intended business in compliance with Chinese Law (even if the WFOE can directly operate its intended business in compliance with Chinese Law, it can opt to purchase all of the equity interests in the Company instead) so that the WFOE can operate the intended business directly.

3.2	Subject to the terms and conditions herein and to the extent permitted by Chinese Law, the WFOE is entitled to accept part or all of the Company’s asset by itself or though other entities designated by it.

3.3	Every time when it exercising its option, the WFOE shall have the right to decide the exact assets that should be transferred to it or to other entities designated by it from the Company. The WFOE or any other entities designated by it shall pay the Transfer Price to the Company in consideration to the asset transferred.

3.4	Every time when it exercising its option, the WFOE can choose to accept the transferred asset by itself or designate a third party to accept all or part of the transferred asset.

3.5	Every time after the WFOE has decided to exercise its option, it shall serve a Notice of Exercise on the Company (hereinafter referred to as “Notice of Exercise”, format of which can be found in Attachment I). Once the notice is received by the Company, the Company shall transfer the assets to the WOFE or its designated entities as is prescribed by the Notice in accordance with Article 3.3 of this Agreement.

Article 4 Transfer Price

4.1 Every time when it exercising its option, the WFOE or its designated entities shall make a payment to the Company in an amount equal to the net book value of the related asset. If minimum price permitted by the Chinese Law then in effect is higher than the net book value of the related asset, the minimum price permitted by the Chinese Law shall prevail.

Article 5 Representation and Warranties

5.1 The Existing Shareholder represents and warrants as follows:

5.1.1 The Existing Shareholder is duly incorporated and validly existing as a company in good standing under the Chinese Law with independent legal personality; The Existing Shareholder has complete and independent legal status and legal capacity to sign, deliver and execute this Agreement and can become an independent subject of litigation

5.1.2 The Existing Shareholder has complete internal authorization to sign, deliver and execute this Agreement and all the other documents related to the subject matter of this Agreement; Compliance by the Existing Shareholder with all of the provisions of this Agreement will not conflict with any regulation of China, or constitute a default hereunder, any agreements or other arrangements to which the Existing Shareholder is a party.

5.1.3 This Agreement is legally and duly executed and delivered by the Existing Shareholder which constitute a binding legal obligation upon it and could be deemed as the basis for the enforcement.

5.14 To the knowledge of the Existing Shareholder, there are no liens, mortgages, claims or other security interests, third party interests on the Company’s assets. In accordance with this Agreement, the WFOE or its designated entities shall obtain good asset without any liens, mortgages, claims or other security interests, third party interests once the WFOE exercises its Asset Purchase Option.

5.2 The Company represents and warrants as follows:

5.2.1 The Company is duly incorporated and validly existing as a company in good standing under the Chinese Law with independent legal personality; The Company has complete and independent legal status and legal capacity to sign, deliver and execute this Agreement and can become an independent subject of litigation

5.2.2 The Company has complete internal authorization to sign, deliver and execute this Agreement and all the other documents related to the subject matter of this Agreement;

5.2.3 This Agreement is legally and duly executed and delivered by the Company which constitute a binding legal obligation upon it and could be deemed as the basis for the enforcement; Compliance by the Company with all of the provisions of this Agreement will not conflict with any regulation of China, or constitute a default under, any agreements or other arrangements to which the Existing Shareholder is a party.

5.2.4 To the knowledge of the Company, there are no liens, mortgages, claims or other security interests, third party interests on the Company’s assets. In accordance with this Agreement, the WFOE or its designated entities shall obtain good assets without any liens, mortgages, claims or other security interests, third party interests once the WFOE exercises its Asset Purchase Option.

5.3 The WFOE represents and warrants as follows:

5.3.1 The WFOE is duly incorporated and validly existing as a company in good standing under the Chinese Law with independent legal personality; The WFOE has complete and independent legal status and legal capacity to sign, deliver and execute this Agreement and can become an independent subject of litigation.

5.3.2 The Company has complete internal authorization to sign, deliver and execute this Agreement and all the other documents related to the subject matter of this Agreement;

5.3.3 This Agreement is legally and duly executed and delivered by the Company which constitute a binding legal obligation upon it and could be deemed as the basis for the enforcement;

Article 6 Promise of the Existing Shareholder

The Existing Shareholder promise as follows:

6.1 During the term of this Agreement, without WFOE’s prior written approval:

6.11 It will not encourage or agree to the increase or decrease of Company’s registered capital or merger with any other entity.

6.1.2 It will not dispose of or encourage any of the Company’s management to dispose of Company’s significant assets (except for dispositions occur in the ordinary course of business)

6.13 It will not terminate or encourage the Company’s management to terminate any significant agreements to which the Company is a party, nor will it enter into any other agreements that will conflicts with the existing significant agreements.

6.1.4 It will not appoint, dismiss or change any directors, supervisors or other officers appointed by the Existing Shareholder to the Company.

6.1.5 It will not encourage the Company to announce or actually distribute any profits, dividends, interests or gains.

6.1.6 It will keep the validity of the Company and prevent the Company from being terminated, liquidated or dissolved.

6.1.7 It will not, directly or indirectly, hold equity interests in or become a director, employee of or provide service to any entities that engage in similar business or compete with the Company (or the WFOE).

6.18 It will not create any conflict of interest with the WFOE through any action or inaction (whether there is conflict of interest shall be determined solely by the WFOE). If there is conflict of interest between the Existing Shareholder and the WFOE, the Existing Shareholder shall take appropriate measures to eliminate the related conflict of interest or the subsequent influence.

6.19 It will not encourage or agree to any modifications made to the article of association of the Company. And

6.20 It will ensure that the Company will not borrow or lend any loans, or provide any security or any other form of guarantee, or assume any other substantial obligations than those necessary in the ordinary course of business

6.2 During the term of this Agreement, it must use its best effort to develop the business of the Company in compliance with Chinese Law,; it will not adversely affect the Company’s assets, good-will or the validity of the Company’s business licenses through any action or inaction. Once it is no longer a shareholder to the Company, it will make its successors or the assignees of the Company’s equity interests enjoy and assume the same rights and obligations as a party to this Agreement upon the request of the WFOE.

6.3 In order to realize the WFOE’s rights under this Agreement, the Existing Shareholder promise to take all necessary measures and to execute all necessary documents according to the request of the WFOE.

6.4 During the term of this Agreement, it will promptly inform the WFOE of any circumstances that may adversely affect the existence, business, financial status, assets and good-will of the Company or it will make remedies to the circumstances.

6.5 Once the WFOE serves a Notice of Exercise:

6.5.1 It will immediately agree to the asset transfer made by the Company to the WFOE at the transfer price through shareholder’s meeting or any other necessary measure.

6.5.2 It will provide necessary support to the WFOE (including providing and executing any related legal documents, going through all the approval process and carrying out the registration required by the government and assuming all the relevant obligations) so that the WFOE or its designated entities will obtain all the transferred assets. There shall be no security rights, third party claims or any other restrictions on the transferred assets.

6.6 The Existing Shareholder promises to the WFOE that it will make appropriate arrangements and sign all necessary documents to ensure that, in the event of merger, spilt-up, reorganization, bankruptcy or any other circumstance that may adversely affect its ability to perform the obligations under this Agreement, any person or entity that may acquire the equity interests in the Company or relevant interests as a result will recognize the terms of this Agreement and will not hinder the performance of this agreement.

6.7 If, at any point, the Chinese government promulgates or modify any law, regulations, rules, or the relevant legal procedure for registration is changed rendering the execution of this Agreement or exercise of the rights granted under this Agreement by the WFOE illegal, the Existing Shareholder will, in accordance with the written order from the WFOE and its reasonable requirement, take prompt measures and/or execute certain agreements or documents:

(1) to maintain the effectiveness of this Agreement, and/or

(2) to maintain or realize the spirits or purpose of this Agreement

Article 7 Promise of the Company

7.1 The Company promises as follows:

7.1.1 If the execution and validity of this Agreement or the grant of the Asset Purchase Option under this Agreement is subject to any approval, permission, waiver, authorization from a third party or approval, permission, exemption from any governmental authorities or any registration, records shall be made with any government agencies, the Company will use its best effort to extend assistance to acquire the documents mentioned above.

7.1.2 Without prior written approval from the WFOE, the Company will not: (1) transfer or dispose of in any other forms the Company’s significant asset ( except that the transfer occurs in the ordinary course of business) or create any security rights or any third party interests on any of the Company’s assets; (2) dispose of in any forms its right of management or right to the profits (except that the disposition occurs in the ordinary course of business); (3) terminate any significant agreements to which it is a party, or enter into any agreement that may conflict with any existing significant agreements. (4) borrow or lend any loans, provide any security or make guarantees in any other forms, or assume any substantial obligations out of ordinary course of business; (5) acquire any entities or invest in any entities; (6) deposit or agree to deposit any of the Company’s capital into bank account under the name of other company or under the name of other persons( except that the deposition occurs occur in the ordinary course of business).

7.1.3 The Company will not engage in or permit any act that may adversely affect the WFOE’s interests under this Agreement, including but not limited to the acts or conducts provided under Article 6.1 above.

7.2 Once the WFOE serves a Notice of Exercise:

7.2.1 It will immediately encourage the existing shareholders to agree to the asset transfer made by the Company to the WFOE at the transfer price through shareholder’s meeting or any other necessary measure.

7.2.2 It will immediately enter into an asset transfer agreement with the WFOE or its designated entities, to transfer all or part of the transferred assert to the WFOE or its designated entities at the transfer price, and, according to the requirement from the WFOE and Chinese law and regulations, encourage the existing shareholders to provide necessary support to the WFOE (including providing and executing any related legal documents, going through all the approval process and carrying out the registration required by the government and assuming all the relevant obligations) so that the WFOE or its designated entities will obtain all the transferred assets. There shall be no security rights, third party claims or any other restrictions on the transferred assets.

7.3 The Company agrees to make the same promise as provided in Article 6.6

Article 8 Promise of the WFOE

8.1 Subject to the Compliance with their obligations and promises by the Existing Shareholder and the Company, and if all the representations and warranties are accurate and true, the WFOE promises to share the costs and fees incurred in the ordinary course of business of the Company in a way permitted by law and will make the profit available to the Company if the Company assumes the corresponding functions and risks.

Article 9 Confidentiality

9.1 Each Party agrees that it will keep information obtained during the conclusion and performance of this Agreement regarding the other party’s trade secret, proprietary information, client information and other information of confidentiality ( hereinafter referred to collectively as “confidential information”) confidential. The receiving party shall not disclose any confidential information to a third party except that a prior written approval is issued by the disclosing party or it may otherwise be required by law, by rules of stock exchange. The receiving party shall not exploit, directly or indirectly the confidential information for purpose other than the performance and implementation of this Agreement.

9.2 The following information shall not be deemed as confidential information:

(a) was rightfully known to the receiving Party at or prior to the time of disclosure by the disclosing Party

(b) is or becomes publicly known through no fault of the receiving Party;

(c) is received without restrictions from a third party after the time of disclosure by the disclosing party

9.3 The receiving party may disclose the relevant confidential information to its employees, and/or authorized agents or professionals with whom it has a confidentiality agreement to the same or more stringent effect as this Agreement and will be held liable if the aforementioned persons are in violation of any terms or conditions.

9.4 Notwithstanding other provisions herein, Article 9 will survive the termination or expiration of this Agreement.

Article 10 Term

10.1 This Agreement shall become effective as of the Effective Date and will be terminated after all the Company’s assets has been transferred to the WFOE or its designated entities according to the terms of this Agreement.

10.2 The WFOE is entitled to an earlier termination at any time by serving a written notice.

Article 11 Notice

11.1 All notices, request, requirement or other communications sent by either Party to the other Party pursuant to or in connection with this Agreement shall be in writing.

11.2 The above mentioned notice shall be provided by one or more of the following means and shall be deemed to have been duly given: (1) if transmitted by facsimile or by email, when sent; (2) if delivered personally, when received; (3) if by ordinary mail, on the fifth (5th) Business Day following the date of deposit with such mail service

Article 12 Liability for Breach of Contract

12.1 All the Parties agree that, if either party (“breaching party”) materially breach any terms of this Agreement, or default on or delay in performing any of its obligations herein, it shall constitute a breach of contract under this Agreement (“Breach of Contract”), the non-breaching party has the right to demand the breaching party to take corrective measure within a reasonable period. If the breaching party doesn’t take any corrective measures within a reasonable time period or within ten (10) days after the notice served by the non-breaching to make the demand, the non-breaching party may decide:

12.1.1 if the Existing Shareholder or the Company is the breaching party, the WFOE shall have the right to terminate this Agreement and require compensation for the losses result from the breach.

12.1.2 if the WFOE is the breaching party, the non-breaching party is entitled to require compensation for losses result from the breach, but, except otherwise provided by law, they non-breaching party have no right to terminate this Agreement under any circumstances.

12.2 Notwithstanding other provisions herein, Article 12 shall survive the termination or expiration of this Agreement

Article 13 Miscellaneous

13.1 This Agreement is prepared in Chinese in three counterparts, each of the party shall have one counterparts.

13.2 The construction, validity and interpretation and dispute of this Agreement shall be governed by Chinese Law.

13.3 Dispute Settlement

13.3.1 If any dispute arises between the Parties, they shall first settle such dispute through consultation in good faith. If such consultation proves unsuccessful in thirty calendar days, either Party may submit such dispute to the Shanghai Branch of the China International Economic and Trade Arbitration Commission for settlement. The number of the arbitrator shall be three, either party is entitled to appoint one arbitrator, and the third arbitrator shall be designated by the Shanghai Branch of the China International Economic and Trade Arbitration Commission. If either the party that submits the dispute or the one that respond to the dispute is constituted by two persons (including natural persons and legal persons), these tow person shall consult in writing to appoint an arbitrator collectively.

13.3.2 The arbitration award shall be final and binding on both of the Parties hereto. For clarity, all the parties agree that the arbitrators are entitled to issue proper award according to Chinese law and actual circumstance so that the Pledgee will obtain appropriate remedies including restriction on the business operation of the Company, restriction on the Company’s equity or assets, ban on transfer or disposition or other relevant remedies. All the parties shall be bound by the award.

13.3.3 During the period of the dispute settlement, all the parties shall keep performing the part of the Agreement that without disputes.

13.3.4 The Parties agree that either party shall have the right to obtain preliminary injunctive relief from any court with competent jurisdiction subject to applicable laws and regulations of China. For example, the property of the breaching party or the equity of the Company can be distained and frozen. Such right shall not negatively affect the effectiveness of the arbitration clause provided above.

13.3.5 After the arbitration award becoming effective, either party may apply to the court with jurisdiction to enforce the award.

13.3.6 Subject to the Chinese law, courts located in the following venue shall be deemed with jurisdiction (1) Hong Kong Special Administrative Region; (2) the place where Giant Interactive Group Inc, registered; (3) the place where the Company have its registered office (i.e. Shanghai) and (4) the place where the main assets of Giant Interactive Group Inc. or the Company is located.

13.4 Any rights and remedies granted by this Agreement shall be cumulative and not exclusive and shall be in addition to any other remedies available to the Parties according to law and regulations or under other section of this Agreement. Any parties’ execution of such rights and remedies shall not preclude the execution of other remedies available to the parties.

13.5 The failure of either Party to enforce, or the delay by either Party in enforcing, any of its rights under this Agreement shall not constitute a waiver and no waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion

13.6 The headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

13.7 If any provision of this Agreement is found to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.8 This Agreement supersede all the other legal documents with respect to the subject matter hereof. Any modification, supplement to this Agreement shall be executed in writing. Except for the transfer of rights under this Agreement made according to Article 14.1, any modification and supplement to this Agreement shall only take effect after duly executed by all the parties.

13.9 Without prior written approval from the WFOE, all the other parties shall not transfer any of their rights and/or obligations to a third party, All the other parties agree that the WFOE has the right to unilaterally transfer the rights and/or obligations under this Agreement to any third parties without prior written approval from any of the other parties subject to the written notice to the other parties.

13.10 This Agreement shall be binding upon all the successor and assignee. Any successor or assignee of the Pledgor and the Company shall keep performing their respective obligations under this Agreement.

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(This is the signature page)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by their duly authorized representative as of the date first above written.

Shanghai Lanlin Bio-Technology Co., Ltd
Authorized Representative:
Title:

Shanghai Zhengtu Network Technology Co., Ltd.
Authorized Representative:
Title:

Shanghai Giant Network Technology Co., Ltd.
Authorized Representative:
Title:

Attachment I

The Format of Notice of Exercise

To: Shanghai Giant Network Technology Co., Ltd

Whereas, our Company entered into an Exclusive Asset Purchase Option Agreement (“Option Agreement”) with your company and Shanghai Lanlin Bio-technology Co., Ltd in March 2014, in which we agreed that to the extent permitted by the Chinese law and regulations, your Company shall transfer the assets of your Company to us or any third parties designated by us pursuant to our requirements.

Therefore, our Company hereby issue the notice to your Company as follows:

Our company demand to exercise the option under the Asset Purchase Option Agreement. All the assets listed (“Listed Asset”) will be accepted by us or by              (name of the entity). Please transfer all the Listed Assets to our Company or to              (name of the entity) immediately upon the receipt of this Notice according to the Option Agreement.

Regards,

Shanghai Zhengtu Information Technology Co., Ltd

Seal

Representative:

Date